Exhibit 99.1

Investor Contact:	Don Washington	News Release
Director, Investor Relations and
	Corporate Communications	EnPro Industries
5605 Carnegie Boulevard
Phone:	704-731-1527	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Fax: 704-731-1511
Email:	don.washington@enproindustries.com	www.enproindustries.com
EnPro Industries Reports $1 Billion of Sales in 2007
•	Sales grew 11% in 2007 as segment profits grew 14% and segment profit margins reached 15.8%

•	Fourth quarter sales increased by 4% before benefit of acquisitions and foreign exchange

•	Fourth quarter segment profits decreased 3%; profit margins were 13.1%

•	Cash flows from operations grew 39% to $105 million in 2007

•	Net income improves to $40.2 million or $1.80 a share in 2007

•	Fourth quarter net income was $1.8 million or $0.08 a share

•	Before asbestos-related expenses and other selected items, EPS increased 21% to $3.75 in 2007 and 15% to $0.93 in the fourth quarter
CHARLOTTE, N.C., February 14, 2008— EnPro Industries (NYSE: NPO) today reported that it achieved record annual sales, segment profits and segment profit margins in 2007. For the full year, sales grew 11% to $1.03 billion, segment profits increased by 14% to $162.7 million, and segment profit margins reached 15.8%, compared to 15.4% in 2006.
For the fourth quarter of the year, the company reported sales of $275.6 million, a 13% increase over 2006. However, segment profits declined to $36.2 million, 3% below 2006, as a result of cost increases and softer conditions in certain markets. Segment margins were 13.1% compared to 15.3% in the fourth quarter of 2006.
“Surpassing a billion dollars in sales is a significant milestone for our company,” said Ernie Schaub, president and chief executive officer. “Our sales have grown at an average rate of about 8% a year in our time as an independent company, almost entirely from organic sources. We have consistently improved the performance of our existing businesses, which has helped us increase segment profits at a rate of about 17% a year, or more than twice the rate of our sales growth. Over the same period, segment profit margins have increased by more than 5 percentage points.
“As is typical, seasonal factors affected our performance in the fourth quarter, and operating margins declined compared to the first three quarters of the year as well as to the exceptionally strong margins of the fourth quarter of 2006. However, we are confident that our operations are positioned to perform well in current conditions and we fully expect 2008 to be another year of improved performance,” Schaub said.
Full Year Results
The company achieved organic sales growth of 5% in 2007, while acquisitions and foreign exchange increased sales by an additional 6%. Sales benefited from increased industrial demand in the United States and Europe, stronger energy-related markets and increased shipments of diesel engines and associated parts. Sales also benefited from better pricing at several businesses.

Higher volumes, better pricing, a significant improvement in the results of the Engine Products and Services segment, stronger foreign currencies and the contribution from acquisitions increased segment profits. Segment profit margins also increased, benefitting from an improvement of 7.2 percentage points in the margins of the Engine Products and Services segment. This improvement offset a slight decline in the margins of the Sealing Products segment, due in part to increased restructuring expenses.
Earnings before interest, taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA) improved by 18%, to $171.8 million from $145.2 million. As a percentage of sales, these earnings improved to 16.7% from 15.6% in 2006.
Net income in 2007 was $40.2 million, or $1.80 a share. This compares to a net loss of $158.9 million, or $7.60 a share, in 2006. Net income in 2007 included an extraordinary gain of $2.5 million ($0.11 a share) associated with the acquisition of the minority interest in a subsidiary. The results of both periods reflect legal fees and expenses associated with the settlement of asbestos claims against the company’s subsidiaries and non-cash charges for adjustments to the company’s asbestos liability. Asbestos-related expenses totaled $68.4 million before tax in 2007 compared to $359.4 million before tax in 2006, when the company adjusted the estimate of the liability from the low end of a range of possible liabilities to a point within the range.
Before asbestos-related expenses and other selected items, income in 2007 improved by 26% to $83.8 million, or $3.75 a share, compared to $66.6 million, or $3.09 a share, in 2006. Tables showing the effect of asbestos-related expenses and other selected items on net income and earnings per share and a reconciliation of EBITDAA are included in this release. Per share amounts are expressed on a diluted basis throughout this release.
Fourth Quarter Results
Sales in the fourth quarter benefited from increased activity in U.S. and European industrial and energy-related markets, higher engine shipments and price improvements, which combined to increase sales by 4% over the fourth quarter of 2006. Acquisitions added 5% to sales and favorable foreign exchange rates contributed 4%.
Although sales increased in the quarter, segment profits declined by 3% to $36.2 million, reflecting a $2.5 million increase in restructuring costs associated with the modernization and consolidation of facilities, higher operating costs and increased non-cash expense for amortization of intangible assets associated with acquisitions. Segment profit margins decreased to 13.1% from 15.3%. EBITDAA increased 6% to $40.8 million compared to $38.6 million in the fourth quarter of 2006. As a percentage of sales, these earnings declined to 14.8% from 15.8%.
Before the extraordinary gain of $2.5 million, or $0.12 a share, the company recorded a net loss of $0.7 million, or $0.04 a share, in the fourth quarter of 2007. This compares to a net loss of $173.6 million in the fourth quarter of 2006. Results in both periods reflect adjustments to the company’s estimated asbestos liability. Asbestos-related expenses were $30.9 million before tax in the fourth quarter of 2007 and $305.1 million before tax in the fourth quarter of 2006.
Income before asbestos-related expenses and other selected items improved by 16% to $20.4 million, or $0.93 a share, compared to $17.6 million, or $0.81 a share, in the fourth quarter of 2006. A reduction in foreign tax rates and increased interest income contributed to the improvement over the results of 2006.
Sealing Products
Sales in the Sealing Products segment increased 2% to $110.8 million, as the segment benefited from increased sales at Garlock Sealing Technologies and favorable foreign exchange rates. Garlock benefited from stronger European industrial markets, increased activity in nuclear power generation markets and improved pricing, as well as foreign exchange. However, at Stemco, demand from heavy-duty truck operators and equipment manufacturers was below the levels of the fourth quarter of 2006, and sales of both aftermarket products and original equipment declined. Plastomer Technologies also reported lower sales as orders from semi-conductor equipment manufacturers decreased. As a result, the segment’s sales decreased by 2%, excluding the benefit of foreign exchange.

($ Millions)
Quarter Ended	12/31/07	12/31/06
Sales	$110.8	$108.9
Profit	$14.0	$19.0
Profit Margin	12.6%	17.4%

Profits in the segment declined by $5.0 million, reduced by a $2.4 million increase in restructuring costs at Garlock and by decreases in profitability at Garlock, Stemco and Plastomer Technologies. Unit volume decreases and cost increases more than offset pricing improvements at these businesses. The segment’s profit margins declined to 12.6% from 17.4%.
Engineered Products
Sales in the Engineered Products segment improved by 23% to $119.4 million in the fourth quarter of 2007. Acquisitions contributed a 13% increase in sales, while stronger foreign currencies and organic growth each contributed 5% increases. Sales at Compressor Products International (CPI) more than doubled from the fourth quarter of 2006, as they benefited from acquisitions and increased activity in energy-related markets, especially in North America. At GGB Bearing Technology, demand from European industrial markets and foreign exchange increased sales. Quincy Compressor’s sales benefited from growth in China, which offset reduced demand from U.S. construction markets and helped the compressor business’s sales remain unchanged from the fourth quarter of 2006.

($ Millions)
Quarter Ended	12/31/07	12/31/06
Sales	$119.4	$96.8
Profit	$14.9	$13.5
Profit Margin	12.5%	13.9%
Segment profit improved by 10%, as CPI benefited from acquisitions and increases in volume and Quincy benefited from efficiency gains and better pricing. Segment profits at GGB were about the same as a year ago as those operations experienced increased selling, general and administrative expense. Although profits improved in the segment, margins declined to 12.5% from 13.9% because of costs associated with the integration of acquisitions at CPI.
Engine Products and Services
Increased shipments of engines and associated equipment as well as higher parts sales led to sales growth of 15% in the Engine Products and Services segment. The segment’s profit increased 46%, benefiting from higher parts sales, which are generally more profitable, and efficiency improvements. The segment’s profit margins grew to 16.1%, the highest level of profitability the segment has reported in many years.

($ Millions)
Quarter Ended	12/31/07	12/31/06
Sales	$45.4	$39.4
Profit	$7.3	$5.0
Profit Margin	16.1%	12.7%
Cash Flows
Cash flows from operating activities grew by 39% to $104.8 million in 2007 from $75.6 million in 2006, as operating results improved, working capital levels declined and net asbestos-related cash outflows decreased. Net asbestos-related outflows decreased by more than $13 million as total payments for judgments, settlements, fees and expenses declined to $115.1 million from $125.7 million. Insurance collections increased to $90.2 million in 2007 from $87.7 million in 2006, reflecting payments received early in 2007 in connection with the settlement of an insurance dispute in 2006.
Capital expenditures were $46.8 million in 2007 compared to $41.3 million in 2006 as EnPro continued to invest in the modernization of Garlock’s Palmyra, New York facility and in other programs to improve the performance and competitiveness of its operations. Spending on acquisitions rose to $77.0 million from $27.3 million as the company completed several transactions in 2007, including the purchase of Compressor Products International, its largest acquisition to date. The company’s cash balance at the end of the year was $129.2 million, compared to $161.0 million at the end of 2006.

Asbestos Claims, Expenses and Cash Flows
Asbestos-related expenses declined to $68.4 million in 2007, compared to $359.4 million in 2006, when the company adjusted the liability of its subsidiaries from the low point in the range of possible liabilities to a point within the range. Expenses in 2007 consisted of $25.8 million in cash, principally for legal fees and expenses, and a non-cash charge of $42.6 million for periods added to the liability in order to maintain management’s 10-year estimate and for adjustments to assumptions used to calculate the liability.
New asbestos claims against the company’s subsidiaries continue to fall. In 2007, just 5,200 new claims were filed, a 30% decrease compared to 2006, more than 60% below the level of 2005 and almost 90% below the peak year of 2003, when 44,700 new claims were filed.
Outlook
“The 2007 year was important for EnPro,” Schaub said. “We surpassed $1 billion in sales, we continued to make progress against our operating objectives, we concluded our largest acquisition to date, and we ended the year as a much stronger company. We enter 2008 with our markets in mixed conditions, and, for the first half of 2008, we anticipate continued uncertainty about general economic conditions. We believe our sales in 2008 will increase over 2007 as modest growth in our markets is augmented by geographic expansion, new products, market share gains and the contributions of businesses we acquired in 2007. The effective execution of our corporate strategies should lead to higher profits and strong cash flows, despite anticipated increases in capital spending and net outflows for asbestos. Our outlook is based in part on the general consensus that the economy, particularly in the U.S., will improve in the second half of the year. Regardless, we will remain focused on opportunities to improve the long-term value of our company throughout the year.”
Conference Call Information
EnPro will hold a conference call today, February 14, 2008 at 9:00 a.m. Eastern Time to discuss fourth quarter earnings. To participate in the call, dial (800) 765-0709 approximately 10 minutes before the call begins and provide access code number 1453515. The call will also be webcast at http://www.enproindustries.com.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2006 , and the Forms 10-Q for the quarters ended March 31, June 30 and September 30 describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended December 31, 2007 and 2006
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006

Net sales	$275.6	$244.8	$1,030.0	$928.4
Cost of sales	185.0	165.2	670.0	621.1

Gross profit	90.6	79.6	360.0	307.3

Operating expenses:
Selling, general and administrative expenses	60.4	50.4	228.4	196.3
Asbestos-related expenses	30.9	305.1	68.4	359.4
Other	2.9	0.8	6.0	2.9

Total operating expenses	94.2	356.3	302.8	558.6

Operating income (loss)	(3.6)	(276.7)	57.2	(251.3)

Interest expense	(2.0)	(2.0)	(8.1)	(8.1)
Interest income	2.2	1.3	8.3	4.9
Other income	—	—	0.6	0.3

Income (loss) before income taxes	(3.4)	(277.4)	58.0	(254.2)

Income tax benefit (expense)	2.7	103.8	(20.3)	95.3

Income (loss) before extraordinary item	(0.7)	(173.6)	37.7	(158.9)

Extraordinary item — net of taxes	2.5	—	2.5	—

Net income (loss)	$1.8	$(173.6)	$40.2	$(158.9)

Basic earnings (loss) per share:
Income (loss) before extra ordinary item	$(0.04)	$(8.28)	$1.77	$(7.60)
Extra ordinary item	0.12	—	0.12	—

Net income (loss)	$0.08	$(8.28)	$1.89	$(7.60)

Average common shares outstanding (millions)	21.4	21.0	21.3	20.9

Diluted earnings (loss) per share:
Income (loss) before extra ordinary item	$(0.04)	$(8.28)	$1.69	$(7.60)
Extra ordinary item	0.12	—	0.11	—

Net income (loss)	$0.08	$(8.28)	$1.80	$(7.60)

Average common shares outstanding (millions)	21.4	21.0	22.3	20.9

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2007 and 2006
(Stated in Millions of Dollars)

	2007	2006

Operating activities
Net income (loss)	$40.2	$(158.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	29.1	26.4
Amortization	11.1	8.8
Deferred income taxes	(8.4)	(104.5)
Stock-based compensation	3.6	5.5
Excess tax benefits from stock-based compensation	(3.8)	(1.3)
Loss on sale of assets	—	0.6
Extraordinary gain on purchase of minority interest, net of taxes	(2.5)	—
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of receivables	43.0	321.4
Receivables	(11.0)	(7.9)
Inventories	18.2	(9.7)
Accounts payable	11.9	3.7
Other current assets and liabilities	(6.4)	(2.9)
Other non-current assets and liabilities	(20.2)	(5.6)

Net cash provided by operating activities	104.8	75.6

Investing activities
Purchases of property, plant and equipment	(46.8)	(41.3)
Reclassification of investments from cash equivalents	(19.5)	—
Receipts from restricted cash accounts	0.2	39.8
Acquisitions, net of cash acquired	(77.0)	(27.3)
Other	0.8	1.3

Net cash used in investing activities	(142.3)	(27.5)

Financing activities
Repayments of debt	(2.1)	(0.5)
Proceeds from issuance of common stock	1.0	0.7
Excess tax benefits from stock-based compensation	3.8	1.3
Other	—	(0.6)

Net cash provided by financing activities	2.7	0.9

Effect of exchange rate changes on cash and cash equivalents	3.0	2.5

Net increase (decrease) in cash and cash equivalents	(31.8)	51.5
Cash and cash equivalents at beginning of year	161.0	109.5

Cash and cash equivalents at end of year	$129.2	$161.0

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$8.1	$7.9
Income taxes	$21.7	$13.0
Payments for asbestos-related claims and expenses, net of insurance recoveries	$24.9	$38.0

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2007 and 2006
(Stated in Millions of Dollars)

	2007	2006

Current assets
Cash and cash equivalents (unrestricted)	$129.2	$161.0
Accounts and notes receivable	167.6	138.3
Asbestos insurance receivable	70.0	71.3
Inventories	70.3	79.3
Other current assets	55.3	22.4

Total current assets	492.4	472.3

Property, plant and equipment	193.5	166.3
Goodwill	213.8	161.6
Other intangible assets	103.5	70.1
Asbestos insurance receivable	311.5	396.7
Deferred income taxes	90.3	80.2
Other assets	65.3	59.4

Total assets	$1,470.3	$1,406.6

Current liabilities
Current maturities of long-term debt	$3.6	$—
Accounts payable	80.1	62.2
Asbestos liability	86.9	88.8
Other accrued expenses	89.8	74.1

Total current liabilities	260.4	225.1

Long-term debt	182.1	185.7
Retained liabilities of previously owned businesses	31.0	30.3
Environmental liabilities	20.4	25.1
Asbestos liability	437.5	479.1
Other liabilities	63.8	57.4

Total liabilities	995.2	1,002.7

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	427.2	418.9
Accumulated deficit	(0.7)	(41.0)
Accumulated other comprehensive income	49.9	27.3
Common stock held in treasury, at cost	(1.5)	(1.5)

Total shareholders’ equity	475.1	403.9

Total liabilities and shareholders’ equity	$1,470.3	$1,406.6

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2007 and 2006
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sealing Products	$110.8	$108.9	$457.3	$432.5
Engineered Products	119.4	96.8	445.5	391.7
Engine Products and Services	45.4	39.4	128.1	105.2

	275.6	245.1	1,030.9	929.4
Less intersegment sales	—	(0.3)	(0.9)	(1.0)

	$275.6	$244.8	$1,030.0	$928.4

Segment Profit

	Quarters Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sealing Products	$14.0	$19.0	$78.0	$76.5
Engineered Products	14.9	13.5	69.4	61.5
Engine Products and Services	7.3	5.0	15.3	4.9

	$36.2	$37.5	$162.7	$142.9

Segment Profit Margin

	Quarters Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sealing Products	12.6%	17.4%	17.1%	17.7%
Engineered Products	12.5%	13.9%	15.6%	15.7%
Engine Products and Services	16.1%	12.7%	11.9%	4.7%

	13.1%	15.3%	15.8%	15.4%

Reconciliation of Segment Profit to Net Income (Loss)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006

Segment profit	$36.2	$37.5	$162.7	$142.9
Corporate expenses	(8.1)	(8.8)	(34.1)	(31.6)
Asbestos-related expenses	(30.9)	(305.1)	(68.4)	(359.4)
Interest income (expense), net	0.2	(0.7)	0.2	(3.2)
Other expense, net	(0.8)	(0.3)	(2.4)	(2.9)

Income (loss) before income taxes	(3.4)	(277.4)	58.0	(254.2)
Income tax benefit (expense)	2.7	103.8	(20.3)	95.3

Income (loss) before extraordinary item	(0.7)	(173.6)	37.7	(158.9)
Extraordinary item	2.5	—	2.5	—

Net income (loss)	$1.8	$(173.6)	$40.2	$(158.9)

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and
Other Selected Items to Net Income (Loss) (Unaudited)
For the Quarters and Years Ended December 31, 2007 and 2006
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2007		2006
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$20.4	$0.93	$17.6	$0.81

Adjustments (net of tax):

Asbestos-related expenses	(19.3)	(0.88)	(190.7)	(9.07)

Restructuring and other costs	(1.8)	(0.09)	(0.5)	(0.02)

Extraordinary item — gain on purchase of minority interest	2.5	0.12	—	—

Impact	(18.6)	(0.85)	(191.2)	(9.09)

Net income (loss)	$1.8	$0.08	$(173.6)	$(8.28)

	Years Ended December 31,
	2007		2006
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$83.8	$3.75	$66.6	$3.09

Adjustments (net of tax):

Asbestos-related expenses	(42.7)	(1.91)	(224.6)	(10.65)

Restructuring and other costs	(3.4)	(0.15)	(0.9)	(0.04)

Extraordinary item — gain on purchase of minority interest	2.5	0.11	—	—

Impact	(43.6)	(1.95)	(225.5)	(10.69)

Net income (loss)	$40.2	$1.80	$(158.9)	$(7.60)

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The pre-tax amounts for each of the items are separately presented in the accompanying consolidated statements. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.
Reconciliation of EBITDAA to Net Income (Loss) (Unaudited)
For the Quarters and Years Ended December 31, 2007 and 2006
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006

Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other significant items (EBITDAA)	$40.8	$38.6	$171.8	$145.2

Adjustments:

Interest income (expense), net	0.2	(0.7)	0.2	(3.2)

Income tax benefit (expense)	2.7	103.8	(20.3)	95.3

Depreciation and amortization expense	(10.6)	(9.4)	(40.2)	(35.2)

Asbestos-related expenses	(30.9)	(305.1)	(68.4)	(359.4)

Restructuring and other costs	(2.9)	(0.8)	(5.4)	(1.6)

Extraordinary item — gain on purchase of minority interest, net of taxes	2.5	—	2.5	—

Impact	(39.0)	(212.2)	(131.6)	(304.1)

Net income (loss)	$1.8	$(173.6)	$40.2	$(158.9)